EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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

                                                                 Year Ended December 31,
                                          --------------------------------------------------------------------
                                          1993            1994            1995            1996            1997
                                          ----            ----            ----            ----            ----

Basic earnings per share:

Net income (loss)                   $     847,887     $     533,427     $    107,193     $   363,458     $(3,815,119)
Preferred stock dividends                 (59,160)          (59,160)         (59,160)        (59,160)        (59,160)
Debenture interest                                           42,944
                                    -------------     -------------     ------------     -----------     -----------

                                          788,727           517,211           48,033         304,298      (3,874,279)
                                    =============     =============     ============     ===========     ===========

Basic weighted average number
  of shares outstanding             (1)10,581,092     (1)11,644,785    (1)12,062,019   (1)12,095,751   (1)12,056,641
                                    =============     =============     ============     ===========     ===========

Basic earnings per share
   Income (loss) before
    discontinued operations and
    extraordinary item              $         .06     $         .04     $        .02     $       .03     $      (.24)
  Discontinued operations                                                       (.01)                           (.08)
  Extraordinary item                          .01
                                    -------------     -------------     ------------     -----------     -----------
                                    $         .07     $         .04     $        .01     $       .03     $      (.32)

Diluted earnings per share:

Net income (loss)                   $     847,887     $     533,427     $    107,193     $   363,458     $ (3,815,119)
Preferred stock dividends                 (59,160)          (59,160)         (59,160)        (59,160)         (59,160)
Debenture interest                                           42,944
                                    -------------     -------------     ------------     -----------     ------------
                                          788,727           517,211           48,033         304,298       (3,874,279)
                                    =============     =============     ============     ===========     ============

Diluted weighted average
   number of shares outstanding     (1)10,581,092     (1)11,644,785    (1)12,062,019   (1)12,095,751    (1)12,056,641
                                    =============     =============     ============     ===========     ============

Diluted earnings per share
   Income (loss) before
     discontinued operations and
    extraordinary item              $         .06     $          04     $        .02     $       .03     $       (.24)
   Discontinued operations                                                      (.01)                            (.08)
   Extraordinary item                         .01
                                    -------------     -------------     ------------     -----------     ------------
                                    $         .07     $         .04     $        .01     $       .03     $       (.32)
                                    =============     =============     ============     ===========     ============

<F1> See Note 1 to the financial statements

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